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CUSIP No. 422047100                      13D           Page 10 of 12 Pages
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                                IRREVOCABLE PROXY


                  Della Rounick ("DR") individually and as sole executrix of the Estate of Herbert Rounick (the "Estate") have entered into a certain agreement dated as March 11, 1997 (the "Agreement") by and between Stonehill Investment Corp., a New York corporation ("Stonehill") Oleg Cassini Inc. ("Cassini") (Stonehill and Cassini are sometimes heretofore collectively referred to as the "Purchasers"), Oleg Cassini, Inc. ("O.C.I.") and The He-Ro Group, Ltd. (the "Company").

                  WHEREAS as an inducement for the Purchasers to enter into the Agreement, DR individually and as sole executrix of the Estate of Herbert Rounick, as the beneficial and record owners of 4,430,748 shares of common stock of the Company (the "Shares") has agreed to vote all of the Shares in favor of the transactions and other matters requiring stockholder vote of the Company as contemplated by the Agreement and has agreed to execute this Proxy for the benefit of the Purchasers and as an inducement for them to enter into the Agreement. It is intended that this Proxy shall be binding upon DR, the Estate and their respective heirs, successors and assigns.

                  Accordingly, KNOW ALL MEN BY THESE PRESENCE that DELLA ROUNICK and THE ESTATE OF HERBERT ROUNICK jointly and severally, hereby appoint Ronald LaBow and Stewart E. Tabin, individually as their proxies, with full power of substitution and grants to each of Ronald LaBow and Stewart E. Tabin complete control over all rights to vote or consent (including rights to be present or absent for quorum purposes) with respect to any and all shares of common stock of the Company which Della Rounick and the Estate of Herbert Rounick may own or hold during the term of this Proxy, with respect to all matters which may come before meetings of the stockholders of the Company (or actions by written consent in lieu of meetings with respect to the transactions contemplated by the Agreement which require stockholder vote including, but not limited to, an increase in the capitalization of the Company, the amendment of the certificate of incorporation of the Company changing the name of the Company and the election of directors of the Company. This Proxy shall expire on the earlier of
(i) the closing of the transactions contemplated by the Agreement, (ii) May 31, 1997 or (iii) the earlier termination of the Agreement. Della Rounick and the Estate of Herbert Rounick hereby affirm that this Proxy is given for the purpose of and should be construed so as to effectuate the purposes set forth above, and that this Proxy is coupled with an interest and is irrevocable during the term hereof.
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CUSIP No. 422047100                     13D           Page 11 of 12 Pages
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                  IN WITNESS  WHEREOF,  Della  Rounick and the Estate of Herbert
Rounick, individually and executor of the Estate of Herbert Rounick have executed this Proxy this 11 day of March, 1997.


                                                   s/ Della Rounick
                                                   -----------------------------
                                                   Della Rounick



                                                   ESTATE OF HERBERT ROUNICK


                                                   By: s/ Della Rounick
                                                       -------------------------
                                                       Della Rounick, Executrix